We consent to this Form S-4 of American Inflatables, Inc. and National Paintball Supply Co., Inc, for our report relating to the financial statements of American Inflatables, Inc. dated December 31, 1999.




Siegel, Smith & Garber, LLP                     /s/ Siegel, Smith & Garber, LLP
formerly Siegel  Smith